Exhibit 99.1

TRANSCRIPT OF INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

EARNINGS CONFERENCE CALL ON NOVEMBER 11, 2004, 1:15 P.M. PST

Operator

 Good morning. My name is Anessa  and I will be your conference facilitator today. At this time I would like to welcome everyone to the interWAVE first-quarter 2005 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. Mr. Blum, you may begin your conference sir.

 Robert Blum  - RGC Capital Markets

 Thank you Anessa and thank you everyone for joining us today to review the financial results of interWAVE Communications for the first quarter ended September 30th, 2004. As the conference call operator indicated, my name is Robert Blum. I’m with the RGG Group. We are the financial relations consulting firm for interWAVE. The Senior Management team of the Company will be with us on today’s call. At the conclusion of today’s prepared remarks, we will open the call for a question-and-answer session.

If anyone participating on this call does not have a full text copy of the earnings release, please call RCG at 480-675-0400 and we will immediately fulfill your request or you can retrieve the release off the Internet from any number of financial sites. I’d now like to turn the call over to Mr. Cal Hoagland, Senior Vice President and Chief Financial Officer. Cal?

 Cal Hoagland  - interWAVE Communications - CFO

 Good afternoon. I’m Cal Hoagland, Chief Financial Officer at interWAVE and joining me today is Erwin Leichtle our President, Chief Executive Officer and a member of our Board of Directors. Also with us today are members of our executive team. I would like to welcome you and as well thank you for joining us today. Today we will start by providing a financial overview of our quarter ended September 30. After that, Erwin will provide some additional commentary.

Please note to the extent that any of us make any forward-looking statements about the Company, we are expressing our opinions about future possibilities. Forward-looking statements include but are not limited to statements relating to revenue, expenses, earnings and cash targets for future periods, customer mix, expectations regarding custom deployment schedules, product development deliverables and proposed acquisition by Alvarion. Actual events and results could very likely differ significantly from the targets and opinions we express due to a number of factors including those discussed our filings with the Securities and Exchange Commission from time to time.  In particular I point you to the forward-looking statement section of today’s press release as well as to the risk factor section of our most recently filed annual report on Form 10K.

So now an overview of our most recent quarter. Our revenues were $4.1 million for the quarter. We noted that some of our customers experienced longer internal capital expenditure approval cycles and other customers delayed their orders due our pending amalgamation with Alvarion. As Erwin will discuss later, we believe our mid-to-longer-term order outlook and customer pipeline remain strong.

During the quarter 89 percent of our revenue resulted from contracts of existing customers. interWAVE recorded sales to 3 new customers during the first quarter. Of total revenue, 69 percent came from our North America region; 20 percent from the Company’s Europe Middle East and African region; 11 percent was from Asia-Pacific; and 0.4 percent was from Latin America. Of our total revenues 69 percent was to operators; 30 percent was to system integrators; and 1 percent was to distributors or OEM partners.

We had a gross loss for the quarter due to our fixed and semi-fixed costs being spread over fewer revenue dollars, and our operating expenses of $5.6 million were down 28 percent from the prior year’s first quarter operating expenses due to our cost reduction efforts.

Our headcount decreased 4 percent from that of the first quarter of last fiscal year, and our combined cash balance at the end of the quarter was $2.5 million.

Our accounts receivable collections and customer prepayments were 116 percent of revenues this quarter, and our net accounts receivable decreased to $7.7 million, down $1.1 million from the June 30, 2004 balance.

That completes our overview results for the quarter.

Earlier this week we filed a definitive proxy with the Securities and Exchange Commission related to the Alvarion amalgamation which is to become completed as we anticipate in early December on shareholders votes should it pass and should other items required by the amalgamation agreement take place. And I direct you to that filing. (1) [see errata at end of transcript]

I will now turn the call over to what Erwin Leichtle.

 Erwin Leichtle  - interWAVE Communications - President and CEO

 Operator, we have some noise in the background? What is it?

Operator

 All of the lines are muted except for your line and Mr. Blum’s line.

 Erwin Leichtle  - interWAVE Communications - President and CEO

 I can hear the voice of somebody in the background.

My name is Erwin Leichtle and I am the CEO and President of interWAVE Communications.

 Thank you Cal.

As I mentioned, our earnings release today was we are disappointed with our revenue results for the quarter ended September 30, 2004. We believe our mid- to-long-term order outlook and  customer pipeline remain strong. To provide you it insight along this line, I would like to share with you some recent customer highlights.

We have deployed by now our first network in Russia and we have received 2 follow-up orders for 2 additional systems in Russia.

In Sierra Leone we are ready to launch a nationwide network with our customer in that country.

In Benin in West Central Africa, we have launched our network operations and we are receiving now follow-up orders on that.

In the Caribbean Islands we are ready to launch a nationwide network with 25 sites and are planning to go in service by the end of this month.

In Guinea in Western Africa we have worked with a customer to help our receivables paid from the Company’s national roaming fee through a international gateway long distance provider. This is a new way to address the roaming business. We have done to NationLink in the past in Somalia and now we are trying that in Guinea.

United Nations we have delivered 4 systems so far and we are in the process of delivering the fifth. The United Nations was by the way 10 percent of our revenue in the last quarter.

Kenya in East Africa, our customers completed an expansion into its existing network. This is a customer that we have had now for quite some time and is increasingly ordering more equipment from interWAVE.

In the Pacific Island countries we have delivered close to 9 customers and continue to win follow-up orders and new orders. Our compact systems are ideally suited for island installations.

Nigeria, which is our biggest country, our customer continues to deploy our product including network on wheels solutions and the potential for additional follow-up orders.

Cruise ships, our customers include an AT&T, have deployed in the U.S. and Europe and the potential appears strong for expansion. To support our sales to our customer we have developed a number of new products, features and updates.

In the GSM product space, our GSM solution is now being deployed widely among our customers in Africa -- and include the cruise ships.

Our large capacity switching platform Wave Exchange 2 Switch is being enhanced now to release into support for CAMEL intelligent network-based services and enhancements for our customer base.

Our voicemail system has been increasing capacity now to support up to 100,000 subscribers. In addition to the original capacity the voicemail added several features including auto callback, new improved command structure, a multiple language support capabilities and other enhancements requested by our customer base.

Our prepay service continued to be enhanced with new features more sophisticated tariffing structures, recharge via PSTN, support for promotional plans, etc. Prepay solutions are a core piece of our customer base.

IF - we are starting new products to its Subscriber Management Command Line interface product lines.  I think the integration of GSM equipment with existing mediation and billing packages.  Interwave is adding products that enhance and simplify the customer provisioning and operation process.

Our new high-capacity radio base station and the station controller are being enhanced and now have became a major part of our sales. We are in the process of developing a poll-top  base station and this is basically in support of lower operating expenses and lower capital expenditures to our customer and at the same time also to lower the energy and consumption of the radio base station was about 70 percent.

On the CDMA side, we have released now our SoftSwitch and it is now currently in 3 networks being tested in trial and we have these trials all paid for. We have successfully leveraged the existing switching expertise to deliver a CDMA SoftSwitch product to fill out our CDMA product portfolio. Our radio network in CDMA has been in service now for quite some time and performing very well.

We also added in our CDMA product lines - we have added uh short message service, authentication center, voice  message services for the CDMA product family.

This concludes my prepared remarks. I would like to turn the call over to a question-and-answer session.

–Cal Hoagland - Interwave Communications, CFO

And operator before you start, one last little item here.

Just as a clarification, the UN represented a greater than 10 percent customer for this last quarter.

Could you please take it to a question-and-answer session?

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Joe Annoni with Roth Capital.

 Joe Annoni  - Roth Capital - Analyst

 Good afternoon. You went through a number of projects there but I wasn’t quite sure about which once had been completed versus which ones are expected to deliver in the future. Can you help break that down?

 Erwin Leichtle  - interWAVE Communications - President and CEO

 Okay. We have — sorry I wasn’t clear but in all these presentations that I have on the street are our existing customer base and basically what I was referring to follow-up orders.

Like Russia  - the first project was delivered. It’s going to go in service by the customer within the next 2 weeks. And we have received a follow-up order of 2 additional systems that we will be delivering in the near future.

In the case of Bell Benin, we deployed over the last year a complete network for about $6 or $7 million (2) [see errata at end of transcript], that network went in service, the customer is doing extremely well and is now adding new orders to integrate.

The Sierra Leone is a new customer and is a nationwide network that we have now delivered and is going to be in service now by the customer in the near future but in terms of what interWAVE has delivered most of the equipment that is needed to go in service.

In the case of the Caribbean Islands, the network has been delivered and we expect the customer to put it in service in the next 2 weeks and there is an additional 3 networks to be added in the near future in that region from the same customer. We anticipate.  We anticipate that, yes.

Guinea is a little bit of a different business model. Here is a customer that basically targeting the roaming services business which is normally very profitable. And we have done this before and in connection with this case with the International Gateway Company and when the customer started paying their fees then the money will come to

us. We did that in Somalia with MCI at the time and a local operator there, and it was successful.

United Nation is a customer that we have now for about a year. We have delivered 4 systems to them complete to them that we’ve been paid for. And we have delivered the fifth system. This is deployed in countries where or places where U.N. provide humanitarian help.

 Cal Hoagland  - interWAVE Communications - CFO

 Right, and those 4 systems that were previously ordered and delivered, the fifth system was ordered and we are in the process of manufacturing,  anticipating delivery this quarter.

 Erwin Leichtle  - interWAVE Communications - President and CEO

 Kenya is a customer that we have now for a number of years and very successful growing their business and we are presently finished on this expansion for about $1 million and we are expecting more business with them.

The Pacific Islands, this is basically our Marshall and Cook Islands and several others including the Federated Islands uh Micronesia Islands. And this order network that has been deployed and are in service and we are continue getting additional orders or follow-up orders. But we are also gaining new islands and I will say that interWAVE solutions is now the preferred solution for island deployments.

Nigeria we have delivered $15 million (3) [see errata at end of transcript] already worth of equipment and this additional orders are coming along. On the cruise ship side as you know we have AT&T but also we have in TIM-Telecom (ph) Italia in Italy deploying these solutions in cruise ships.

 Joe Annoni  - Roth Capital - Analyst

 So how much of that — all that list kind is applied to the first quarter and what would you attribute the revenue shortfall to then?

 Cal Hoagland  - interWAVE Communications - CFO

 We attribute this revenue shortfall to a number of factors. One of them was the fact that with the amalgamation we believe that some of our customers decided to delay their orders to see how that’s coming and progressing. Another one is we are experiencing some of our customers having a longer cycle than they had. We do anticipate right now, with what were seeing, that that cycle is reaching its conclusion. This was just a change in a couple of these customers. We believe that this is the first time we’ve seen it and we are not anticipating it happening again in the future.

The other thing is we’ve had with the amalgamation, we’ve had a sales force that has been wondering about how that was going to look like also. So we believe that may have had some factor into it also.

 Joe Annoni  - Roth Capital - Analyst

 In terms of the cycle, when you say it’s reaching a conclusion, is that like a positive conclusion?

 Cal Hoagland  - interWAVE Communications - CFO

 We believe they are going through their internal cycle. We didn’t believe we had a problem with that with a particular customer and we do believe that we are still going to get that customer order. We still have to get that order but we do see that cycle coming to conclusion from what we see at the present time.

 Joe Annoni  - Roth Capital - Analyst

 And then you mentioned the SG&A, is that a function of commissions being paid or was there staff or channel changes there?

 Cal Hoagland  - interWAVE Communications - CFO

 The reduction in expenses was due to several factors. The headcount is down a little bit. We were more prudent in our spending and yes we did have less commissions due to less revenues. But the majority of the cost savings was other than the commission area.

 Joe Annoni  - Roth Capital - Analyst

 You mentioned the headcount change, what was the impact there?

 Cal Hoagland  - interWAVE Communications - CFO

 We had a nominal decrease in headcount during the quarter but we had other things that we did to help us in cost reductions across the board.

 Erwin Leichtle  - interWAVE Communications - President and CEO

 We have been implementing core reduction measures and eventually they start kicking into the P&L.

 Joe Annoni  - Roth Capital - Analyst

 That is all I have for now. Thank you.

Operator

 Josh Goldberg (ph)with Ardsley (ph).

 Josh Goldberg  - Ardsley (ph) - Analyst

 Good afternoon. Just a couple of things on the quarter. One of the things I was trying to understand is last quarter when you reported you said that your book-to-bill was greater than 1. So my question is if you have more than call it 13.5 million of orders, has this quarter just pushed out of a lot of those orders into let’s say next quarter or the following year or do you think some of those orders have sort of been canceled? And I have a follow-up.

 Cal Hoagland  - interWAVE Communications - CFO

 I can’t say that we’ve seen any orders that have gone away. We have seen some push out.

 Josh Goldberg  - Ardsley (ph) - Analyst

 When you talk about the reasons behind it, it seems like would you say the number one reason is Alvarion buying the Company?

 Cal Hoagland  - interWAVE Communications - CFO

 No, I didn’t say that. I said that there is a combination of factors enter into it and I don’t know if I can put it on any one particular factor being the majority of it.

 Erwin Leichtle  - interWAVE Communications - President and CEO

 If I can comment on that. Certainly the organization internally was detracted by the integration of the 2 company -  that is for sure is one factor. The other is some of our customers also wanted to see the merger come into a conclusion to place additional orders,and our hope is that some of our customer also have longer discussions and approval process for their investment than we expected. These 3 factors I think played very bad for us in this particular quarter. But we have a very strong business line coming along.

 Josh Goldberg  - Ardsley (ph) - Analyst

 Erwin, if I could just ask you then, if you think that it was sort of a hiccup or a delay, as you get transitions into Alvarion, should you expect to see more of the 10 to $15 million a quarter of revenue again?

 Erwin Leichtle  - interWAVE Communications - President and CEO

 Can you repeat your question, please?

 Josh Goldberg  - Ardsley (ph) - Analyst

 When this hiccup ends, when you actually start being acquired by Alvarion, do you think you will start getting to your business 10 to $15 million of revenue again, per quarter?

 Erwin Leichtle  - interWAVE Communications - President and CEO

 Possible.

 Josh Goldberg  - Ardsley (ph) - Analyst

 Speaker: What would hold you back from getting to that number I again as you become part of Alvarion?

 Erwin Leichtle  - interWAVE Communications - President and CEO

 I don’t see any factor really would necessarily will hold us back. I think we are working with our customers obviously sorting out the issues of all the amalgamation. I think we are on good terms with customers, with our customer base. We are gaining new customers. Obviously together with Alvarion we are going to be a stronger player in the market. I don’t see necessarily for blockroads for us to continue growing. You have to remember that interWAVE has been cash strapped in last year with only $5 million additional investment that we received, we managed to grow the Company almost 50 percent so that will give you an indication of the earning potential of this Company.

 Josh Goldberg  - Ardsley (ph) - Analyst

 Just one last thing, Erwin. Was there any change in revenue recognition from last quarter to this quarter to get to this number or is it in the same revenue recognition?

 Erwin Leichtle  - interWAVE Communications - President and CEO

 No. No, and we shipped probably $6 million rather than $4 but there were no revenue recognition. In one case we did receive a certificate  of acceptance a couple of days after the quarter ended and we couldn’t take that to revenue but no difference in our revenue recognition policies.

 Josh Goldberg  - Ardsley (ph) - Analyst

 Thanks again.

Operator

 (OPERATOR INSTRUCTIONS) Elliot Burke (ph) with Millennium Partners.

 Elliot Burke  - Millennium Partners - Analyst

 Most of my questions were answered so far regarding revenue and such but one of the things you just mentioned was that you received — there was an order that where you got acceptance just after the quarter ended. What was the magnitude in terms of size of that order?

 Cal Hoagland  - interWAVE Communications - CFO

 It was part of the projects that we have. There are as we’ve mention some customers have acceptance criteria and when we have acceptance criteria those items are recognized upon acceptance. It’s really inappropriate for us to discuss the amount of the dollars this involved with that particular order.

 Elliot Burke  - Millennium Partners - Analyst

 Okay. Circling back, one of the — the company recently filed an amended merger agreement after an agreement with Alvarion which was after you guys came to agreement. My understanding of the material adverse change clause in that amended merger agreement is that anything that happens in terms of meeting revenue targets during the quarter ended September 30, or the quarter ended December 31, in terms of revenue and cash flow and meeting internal projections and those sorts of things. My understanding is that those things can no longer — those issues can no longer trigger a material adverse change. Is that correct, am I reading that correctly?

 Cal Hoagland  - interWAVE Communications - CFO

 You are correct in that there is a clause in the amalgamation agreement that addresses that factor and I point you to that agreement and the wording that is that agreement.

 Elliot Burke  - Millennium Partners - Analyst

 In terms of this previous quarter’s results and the quarter that we are in right now, Alvarion can no longer terminate the merger agreement for factors within those 2 quarters, is that correct?

 Cal Hoagland  - interWAVE Communications - CFO

 Again, I’m going to point you to the wording that is in the agreement. You are asking me to make an interpretation of the wording and I think that the wording is pretty clear in the agreement.

 Elliot Burke  - Millennium Partners - Analyst

 Okay. Thank you.

Operator

 Joe Annoni with Roth Capital.

 Joe Annoni  - Roth Capital - Analyst

 Hi. Thanks for taking my question again. Just a couple of items. If you can speak to the gross margin and the product mix that you saw delivered? And then as a follow-up if you can speak to the backlog because it sounded like you had quite a bit of push out to and are delivering now in the second quarter. Any kind of sense you can give us of what second quarter has delivered so far?

 Cal Hoagland  - interWAVE Communications - CFO

 Well, I think it’s a little inappropriate for us to talk to you about the upcoming quarter. And second of all, in regards to the margin I think my prepared comments I talked about the fact that our fixed costs and semi-fixed costs that we normally have were spread over fewer revenue dollars and that’s the primary cause for the margin. In regard to orders we did have a decline in orders during the course of the quarter also.

 Joe Annoni  - Roth Capital - Analyst

 During the first quarter?

 Cal Hoagland  - interWAVE Communications - CFO

 During the first quarter, that is correct.

 Joe Annoni  - Roth Capital - Analyst

 In terms of product mix?

 Cal Hoagland  - interWAVE Communications - CFO

 Product mix, we are again continuing to be primarily focused toward the GSM product with a lesser extent, a much lesser extent in the CDMA product line.

 Erwin Leichtle  - interWAVE Communications - President and CEO

 In the CDMA product line, we have holded back because we’ve recently released the SoftSwitch and we need to get some product properly gone through field trials before we sell around a world. We are holding back on the CDMA and there is a lot of opportunity available to us in that area but we want to get some maturity on it before we expand it.

 Joe Annoni  - Roth Capital - Analyst

 Okay. Good. Thank you Erwin. I guess in the last quarter you had mentioned the book to bill. Can you give us a sense of what that looks like now?

 Cal Hoagland  - interWAVE Communications - CFO

 No.

Operator

 At this time there are no further questions. I would now like to turn the call back over to management for closing remarks.

–Cal Hoagland - Interwave Communications, CFO

 I’d like to thank you for joining us today. Again I caution you that today we talked about a number of forward-looking items. Those items may materially differ from actual results. We point you to disclosures in the risk factor section of our 10-K and in today’s press release forward-looking statement section. Again, we would like to say thank you very much. Take care.

Operator

 Thank you. That does conclude today’s conference call. You may now disconnect.

ERRATA

(1)           Earlier this week we filed a definitive proxy with the Securities and Exchange Commission related to the Alvarion amalgamation, which we anticipate will become effective in early December after the shareholders vote, should it pass and should other items required by the amalgamation agreement take place.  And I direct you to that filing.

(2)           Actual is $4.0 million

(3)           Actual is $12.9 million